Exhibit 1.1

PILGRIM’S PRIDE CORPORATION

(a Delaware corporation)

$400,000,000 7 5/8% Senior Notes due 2015

$250,000,000 8 3/8% Senior Subordinated Notes due 2017

UNDERWRITING AGREEMENT

Dated: January 19, 2007

PILGRIM’S PRIDE CORPORATION

(a Delaware corporation)

$400,000,000 7 5/8% Senior Notes due 2015

$250,000,000 8 3/8% Senior Subordinated Notes due 2017

UNDERWRITING AGREEMENT

January 19, 2007

LEHMAN BROTHERS INC.

CREDIT SUISSE SECURITIES (USA) LLC

As Representatives of the several

    Underwriters named in Schedule A attached hereto

c/o Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the underwriters named in Schedule A hereto (the “Underwriters”) $400,000,000 aggregate principal amount of its 7 5/8% Senior Notes due 2015 (the “Senior Notes”) and $250,000,000 aggregate principal amount of its 8 3/8% Senior Subordinated Notes due 2017 (the “Subordinated Notes” and, collectively with the Senior Notes, the “Notes”). The Senior Notes will be issued pursuant to the terms of an indenture (the “Base Senior Indenture”), to be dated on or about January 24, 2007, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Senior Supplemental Indenture” and, collectively with the Base Senior Indenture, the “Senior Indenture”), to be dated on or about January 24, 2007, between the Company and the Trustee. The Subordinated Notes will be issued pursuant to the terms of an indenture (the “Base Subordinated Indenture”), to be dated on or about January 24, 2007, between the Company and the Trustee, as supplemented by a supplemental indenture (the “Subordinated Supplemental Indenture” and, collectively with the Base Subordinated Indenture, the “Subordinated Indenture”), to be dated on or about January 24, 2007, between the Company and the Trustee. The Senior Indenture and the Subordinated Indenture are each referred to individually as an “Indenture” and collectively as the “Indentures.”

This agreement (this “Agreement”) is to confirm the agreement concerning the purchase of the Notes from the Company by the Underwriters.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each Underwriter, and agrees with each Underwriter, as follows:

(i) Registration Statement; Certain Terms. An “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”)) on Form S-3 in respect of the Notes (File No. 333-130113) (i) has been prepared by the Company in conformity with the requirements of the 1933 Act, and the rules and regulations (the

“1933 Act Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder, (ii) has been filed with the Commission under the 1933 Act not earlier than the date that is three years prior to the Closing Time (as defined in Section 3 hereof) and (iii) upon its filing with the Commission, automatically became and is effective under the 1933 Act. Copies of such registration statement, any amendment thereto (excluding exhibits to such registration statement but including all documents incorporated by reference in each prospectus contained therein) and the Preliminary Prospectus dated January 12, 2007 have been delivered by the Company to the Representatives; and, except for the free writing prospectus dated the date hereof being filed at or about the time of execution of this Agreement, no other document with respect to such registration statement or any such document incorporated by reference therein has heretofore been filed or transmitted for filing with the Commission. For purposes of this Agreement, the following terms have the specified meanings:

“Applicable Time” means 10:00 p.m. (New York City time) on the date of this Agreement;

“Base Prospectus” means the base prospectus filed as part of the Registration Statement, in the form in which it has most recently been amended on or prior to the date hereof, relating to the Notes;

“Disclosure Package” means, as of the Applicable Time, the most recent Preliminary Prospectus, together with each Issuer Free Writing Prospectus filed or used by the Company on or before the Applicable Time and identified on Schedule B hereto, other than a road show that is an Issuer Free Writing Prospectus under Rule 433 of the 1933 Act Regulations;

“Effective Date” means any date as of which any part of the Registration Statement or any post-effective amendment thereto relating to the Notes became, or is deemed to have become, effective under the 1933 Act in accordance with the 1933 Act Regulations (including pursuant to Rule 430B of the 1933 Act Regulations);

“Final Term Sheet” means the term sheet prepared pursuant to Section 4(a) of the Agreement and substantially in the form attached in Schedule C hereto;

“Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations) prepared by or on behalf of the Company or used or referred to by the Company in connection with the offering of the Notes, including the Final Term Sheet;

“Preliminary Prospectus” means any preliminary prospectus relating to the Notes, including the Base Prospectus and any preliminary prospectus supplement thereto, included in the Registration Statement or as filed with the Commission pursuant to Rule 424(b) of the 1933 Act Regulations and provided to the Representatives for use by the Underwriters;

“Prospectus” means the final prospectus relating to the Notes, including the Base Prospectus and the final prospectus supplement thereto relating to the Notes, as hereafter filed with the Commission pursuant to Rule 424(b) of the 1933 Act Regulations and provided to the Representatives for use by the Underwriters; and

“Registration Statement” means, collectively, the various parts of the above-referenced registration statement, each as amended as of the Effective Date for such part, including any Preliminary Prospectus or the Prospectus and all exhibits to such registration statement.

Any reference to the “most recent Preliminary Prospectus” will be deemed to refer to the latest Preliminary Prospectus included in the Registration Statement or filed pursuant to Rule 424(b) of the 1933 Act Regulations prior to or on the date hereof (including, for purposes of this Agreement, any documents incorporated by reference therein prior to or on the date of this Agreement). Any reference to any Preliminary Prospectus or the Prospectus will be deemed to refer to and include any documents incorporated by reference therein pursuant to Form S-3 under the 1933 Act as of the date of such Preliminary Prospectus or the Prospectus, as the case may be. Any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus will be deemed to refer to and include any document filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations (the “1934 Act Regulations”) of the Commission thereunder, after the date of such Preliminary Prospectus or the Prospectus, as the case may be, and incorporated by reference in such Preliminary Prospectus or the Prospectus, as the case may be; and any reference to any amendment to the Registration Statement will be deemed to include any annual report of the Company on Form 10-K filed with the Commission pursuant to Section 13(a) or 15(d) of the 1934 Act after the Effective Date that is incorporated by reference in the Registration Statement.

(ii) Compliance with Registration Requirements.

(1) The Company has not received any notice that the Commission has issued any order preventing or suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus or that any proceeding for any such purpose or pursuant to Section 8A of the 1933 Act against the Company or related to the offering has been instituted or threatened by the Commission. The Company has not received any notice that the Commission has issued any order directed to any document incorporated by reference in the most recent Preliminary Prospectus or the Prospectus or that any proceeding has been instituted or threatened by the Commission with respect to any document incorporated by reference in the most recent Preliminary Prospectus or to be incorporated by reference in the Prospectus. The Company has not received any notice of any objection by the Commission to the use of the form of the Registration Statement.

(2) The Company has been, and continues to be, a “well-known seasoned issuer” (as defined in Rule 405 of the 1933 Act Regulations) and has not been, and continues not to be, an “ineligible issuer” (as defined in Rule 405 of the 1933 Act Regulations), in each case at all times since the filing of the Registration Statement.

(3) The Registration Statement conformed on the Effective Date and conforms, and any amendment to the Registration Statement filed after the date hereof will conform, in all material respects to the requirements of the 1933 Act and the 1933 Act Regulations. The most recent Preliminary Prospectus conforms on the date hereof, and the Prospectus, and any amendment or supplement thereto, will conform as of its date and as of the Closing Time, in all material respects to the requirements of the 1933 Act and the 1933 Act Regulations. The documents incorporated by reference in the most recent Preliminary Prospectus, when they were filed with the Commission, conformed in all material respects, to the requirements of the 1934 Act and the 1934 Act Regulations, and any further documents so filed and incorporated by reference in the Prospectus or any further amendment or supplement thereto, when such documents are filed with the Commission, will conform, in all material respects to the requirements of the 1934 Act and the 1934 Act Regulations; and no such documents have been filed with the Commission since the close of business of the Commission on the business day immediately prior to the date hereof.

(4) The Registration Statement does not, as of the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 12 hereof).

(5) The Disclosure Package did not, as of the Applicable Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Disclosure Package in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 12 hereof).

(6) The Prospectus, and any amendment or supplement thereto, will not, as of its date and at the Closing Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 12 hereof).

(7) The documents incorporated by reference in any Preliminary Prospectus did not, any further documents incorporated by reference therein will not, when filed with the Commission, and any documents incorporated by reference in the Prospectus will not, when filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii) Good Standing of the Company and its Subsidiaries. Each of the Company and its subsidiaries is a corporation, limited liability company, limited partnership or business trust that has been duly formed, is validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to carry on its business as described in the Prospectus and to own, lease and operate its properties, and each is duly qualified and is in good standing as a foreign corporation, limited partnership or business trust authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

(iv) Capitalization. All the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights. There are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or liens granted or issued by the Company or any of its subsidiaries relating to or entitling any person to purchase or otherwise to acquire any ownership interest in the Company or any of its subsidiaries, except as otherwise disclosed in the Registration Statement.

(v) Subsidiaries. The entities listed on Schedule D hereto are the only material subsidiaries, direct or indirect, of the Company in which the Company controls greater than 50% of the voting power of such entity. All of the outstanding shares of capital stock, limited liability company or partnership interests or other ownership interests, as applicable, of each of the Company’s subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, and are owned by the Company, directly or indirectly (except as set forth on Schedule D hereto) through one or more subsidiaries, free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature (each, a “Lien”), except as disclosed in the Disclosure Package.

(vi) Description of Notes. The Notes conform as to legal matters to the description thereof contained in the Disclosure Package and will conform as to legal matters to the description thereof to be contained in the Prospectus.

(vii) No Violation. Neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws or in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to the Company and its subsidiaries, taken as a whole, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound.

(viii) No Conflicts. The execution, delivery and performance of this Agreement, the compliance by the Company with all the provisions hereof, and the consummation of the transactions contemplated hereby will not (i) require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency having jurisdiction over the Company or its subsidiaries (except (x) such as may be required under the securities or Blue Sky laws of the various states or (y) any consent under the 1933 Act which has already been obtained), (ii) conflict with or constitute a breach of any of the terms or provisions of, or a default under, (A) the charter or by-laws of the Company or any of its subsidiaries or (B) any indenture, loan agreement, mortgage, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound except for breaches or defaults that would not be material to the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (iii) (assuming compliance with all applicable state securities or Blue Sky laws, rules and regulations) violate or conflict with any applicable law or any rule, regulation, judgment, order or decree of any court or any governmental body or agency having jurisdiction over the Company, any of its subsidiaries or their respective property, (iv) result in the imposition or creation of (or the obligation to create or impose) a Lien under any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound or (v) result in the suspension, termination or revocation of any Authorization (as defined below) of the Company or any of its subsidiaries or any other impairment of the rights of the holder of any such Authorization.

(ix) Absence of Proceedings. There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is or could be a party or to which any of their respective property is or could be subject that are required to be described in the Registration Statement or the Prospectus and are not so described as required; nor are there any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not so described or filed as required.

(x) No Violation of Certain Laws. Neither the Company nor any of its subsidiaries has violated any foreign, federal, state or local law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), any provisions of the Employee Retirement Income Security Act of 1974, as amended, or any provisions of the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder, except for such violations which, singly or in the aggregate, would not have a material adverse effect on the business, prospects, financial condition or results of operation of the Company and its subsidiaries, taken as a whole.

(xi) Possession of Licenses and Permits. Each of the Company and its subsidiaries has such permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, an “Authorization”) of, and has made all filings with and notices to, all governmental or regulatory authorities and self-regulatory organizations and all courts and other tribunals, including, without limitation, under any applicable Environmental Laws, as are necessary to own, lease, license and operate its respective properties and to conduct its business, except where the failure to have any such Authorization or to make any such filing or notice would not, singly or in the aggregate, have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. Each such Authorization is valid and in full force and effect and each of the Company and its subsidiaries is in compliance with all the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto; and no event has occurred (including, without limitation, the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Authorization; and such Authorizations contain no restrictions that are burdensome to the Company or any of its subsidiaries; except where such failure to be valid and in full force and effect or to be in compliance, the occurrence of any such event or the presence of any such restriction would not, singly or in the aggregate, have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

(xii) Environmental Clean-Up Costs. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Authorization, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

(xiii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xiv) Authorization of Indentures. Each Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or at law). Each Indenture (i) has been duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), (ii) complies as to form with the requirements of the Trust Indenture Act, (iii) conforms to the description thereof in the most recent Preliminary Prospectus and (iv) will conform to the description thereof to be contained in the Prospectus.

(xv) Title to Property. Except as otherwise set forth in the Prospectus or such as are not material to the business, prospects, financial condition or results of operations of the Company and its subsidiaries considered as a whole, the Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all Liens and defects; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in the Prospectus.

(xvi) Insurance. Except as otherwise set forth in the Prospectus, the Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; and neither the Company nor any of its subsidiaries (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not have a material adverse effect on the business, prospects, financial conditions or results of operations of the Company and its subsidiaries, taken as a whole.

(xvii) Independent Accountants. Ernst & Young LLP are independent public accountants with respect to the Company and its subsidiaries as required by the 1933 Act. KPMG LLP are independent public accountants with respect to Gold Kist Inc. and its subsidiaries as required by the 1933 Act.

(xviii) Financial Statements. The consolidated financial statements included (or otherwise incorporated by reference) in the Registration Statement and the Disclosure Package (and any amendment or supplement thereto), together with related schedules and notes, present fairly in all material respects the consolidated financial position, results of operations and changes in financial position of the Company and its subsidiaries on the basis stated therein at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data set forth in the Registration Statement and the most recent Preliminary Prospectus (and any amendment or supplement thereto) and to be set forth in the Prospectus are or will be, as applicable, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.

(xix) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Notes, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(xx) No Other Registration Rights. There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the 1933 Act with respect to any securities of the Company or to require the Company to include such securities with the Notes registered pursuant to the Registration Statement.

(xxi) No Adverse Reports. Except as publicly disclosed by Moody’s or S&P before the date of this Agreement, no “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the 1933 Act has indicated to the Company that it is considering (i) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating assigned to the Company or any securities of the Company or (ii) any change in the outlook for any rating of the Company or any securities of the Company.

(xxii) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Disclosure Package other than as set forth in the Disclosure Package (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), (i) there has not occurred any material adverse change or any development involving a prospective material adverse change in the condition, financial or otherwise, or the earnings, business, management or operations of the Company and its subsidiaries, taken as a whole, (ii) there has not been any material adverse change or any development involving a prospective material adverse change in the capital stock or in the long-term debt of the Company or any of its subsidiaries and (iii) neither the Company nor any of its subsidiaries has incurred any material liability or obligation, direct or contingent.

(xxiii) Internal Controls.

(1) The Company and each of its subsidiaries (i) make and keep accurate books and records and (ii) maintain and have maintained a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (C) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(2) (i) The Company and each of its subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company and its subsidiaries in the reports they file or submit under the 1934 Act is accumulated and communicated to the management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(3) Since the date of the most recent balance sheet of the Company and its consolidated subsidiaries reviewed or audited by Ernst & Young LLP, (i) the Company has not been advised of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company and each of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its subsidiaries, and (ii) since that date, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(xxiv) Absence of Manipulation. Neither the Company nor any affiliate of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(xxv) Ranking of Notes. The Senior Notes will be pari passu with all existing and future unsecured and unsubordinated indebtedness of the Company. The Subordinated Notes will be pari passu with all existing and future senior subordinated indebtedness of the Company.

(xxvi) Authorization of Notes. The Notes to be issued and sold by the Company to the Underwriters hereunder have been duly authorized and, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of this Agreement (i) will be validly issued and delivered, (ii) will constitute valid and binding obligations of the Company entitled to the benefits of the respective Indentures under which they were issued and enforceable against the Company in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or at law) (iii) will conform to the description thereof contained in the Prospectus, (iv) will be issued in compliance with federal and state securities laws and (v) will be free and clear of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights or any other Liens.

(xxvii) Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending, nor has the Company received any notice that any such action, suit or proceeding against the Company is threatened.

(xxviii) OFAC. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

For purposes of this Section 1, as well as for Section 6 hereof, references to “the most recent Preliminary Prospectus and the Prospectus” or “the Disclosure Package and the Prospectus” are to each of the most recent Preliminary Prospectus or the Disclosure Package, as the case may be, and the Prospectus as separate or stand-alone documentation (and not the most recent Preliminary Prospectus or the Disclosure Package, as the case may be, and the Prospectus taken together), so that representations, warranties, agreements, conditions and legal opinions will be made, given or measured independently in respect of each of the most recent Preliminary Prospectus or the Disclosure Package, as the case may be, and the Prospectus.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Underwriters or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

SECTION 2. Purchase of Notes by Underwriters. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from the Company the aggregate principal amount of Notes set forth opposite such Underwriter’s name in Schedule A hereto. Each Underwriter shall purchase such aggregate principal amount of Senior Notes at an aggregate purchase price equal to 98.326923% of the principal amount thereof and such aggregate principal amount of Subordinated Notes at an aggregate purchase price equal to 98.326923% of the principal amount thereof (collectively, the “Purchase Price”).

SECTION 3. Delivery of and Payment for Notes. Payment of the purchase price for, and delivery of the Notes shall be made at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (Central time) on the third (fourth, if the pricing occurs after 4:30 P.M. (Eastern time) on any given day) business day after the date hereof, or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

At the Closing Time, one or more Senior Notes and one or more Subordinated Notes, each in definitive form, registered in the name of Cede & Co., as nominee of The Depository Trust Company, having an aggregate principal amount corresponding to the aggregate principal amount of Senior Notes or Subordinated Notes, as applicable, sold pursuant to this Agreement (collectively, the “Global Notes”) shall be delivered by the Company to the Underwriters against payment by the Underwriters of the Purchase Price thereof by wire transfer of immediately available funds to a bank account designated by the Company. The Global Notes in definitive form shall be made available to the Underwriters for inspection not later than 9:30 A.M. (Eastern time) on the business day prior to the Closing Time.

SECTION 4. Covenants of the Company. The Company covenants and agrees with each Underwriter as follows:

(a) Compliance with Securities Regulations. The Company (i) will prepare the Prospectus in a form approved by the Representatives and file the Prospectus pursuant to Rule 424(b) of the 1933 Act Regulations within the time period prescribed by such Rule; (ii) will not file any amendment or supplement to the Registration Statement or the Prospectus or file any document under the 1934 Act before the termination of the offering of the Notes by the Underwriters if such document would be deemed to be incorporated by reference into the Prospectus, which filing is not consented to by the Representatives after reasonable notice thereof (such consent not to be unreasonably withheld or delayed); (iii) will advise the Representatives, promptly after it receives notice thereof, of the time when any amendment or supplement to the Registration Statement, the most recent Preliminary Prospectus or the Prospectus has been filed and will furnish the Representatives with copies thereof; (iv) will prepare the Final Term Sheet, substantially in the form of Schedule B hereto and approved by the Representatives and file the Final Term Sheet pursuant to Rule 433(d) of the 1933 Act Regulations within the time period prescribed by such Rule; (v) will advise the Representatives promptly after it receives notice thereof, of the issuance by the Commission or any state or other regulatory body of any stop order or any order suspending the effectiveness of the Registration Statement, suspending or preventing the use of any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus or suspending the qualification of the Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceedings for any such purpose or pursuant to Section 8A of the 1933 Act, of receipt by the Company from the Commission of any notice of objection to the use of the Registration Statement or any post-effective amendment thereto or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus or for additional information; and (vi) will use its reasonable best efforts to prevent the issuance of any stop order or other such order or any such notice of objection and, if a stop order or other such order is issued or any such notice of objection is received, to obtain as soon as possible the lifting or withdrawal thereof.

(b) Filing of Amendments. The Company will prepare and file with the Commission, promptly upon the request of the Representatives, any amendments or supplements to the Registration Statement, the Disclosure Package or the Prospectus which, in the good faith opinion of the Representatives, may be necessary or advisable in connection with the offering of the Notes.

(c) Delivery of Registration Statements and Prospectuses. The Company will furnish to the Representatives and to counsel for the Underwriters such number of conformed copies of the Registration Statement, as originally filed and each amendment thereto (excluding exhibits other than this Agreement), any Preliminary Prospectus, the Final Term Sheet and any other Issuer Free Writing Prospectus, the Prospectus and all amendments and supplements to any of such documents (including any document filed under the 1934 Act and deemed to be incorporated by reference in the Registration Statement, any Preliminary Prospectus or the Prospectus), in each case as soon as available and in such quantities as the Representatives may from time to time reasonably request.

(d) Continued Compliance with Securities Laws. During the period in which the Prospectus relating to the Notes (or in lieu thereof, the notice referred to in Rule 173(a) of the 1933 Act Regulations) is required to be delivered under the 1933 Act, the Company will comply with all requirements imposed upon it by the 1933 Act and by the 1933 Act Regulations, as from time to time in force, so far as is necessary to permit the continuance of sales of or dealings in the Notes as contemplated by the provisions of this Agreement and by the Prospectus. If during such period any event occurs as a result of which the Disclosure Package or the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend the Registration Statement or amend or supplement the Disclosure Package or the Prospectus or file any document to comply with the 1933 Act, the Company will promptly notify the Representatives and will, subject to Section 4(a) hereof, amend the Registration Statement, amend or supplement the Disclosure Package or the Prospectus, as the case may be, or file any document (in each case, at the expense of the Company) so as to correct such statement or omission or to effect such compliance, and will furnish without charge to each Underwriter as many written and electronic copies of any such amendment or supplement as the Representatives may from time to time reasonably request.

(e) Rule 158. As soon as practicable, the Company will make generally available to its security holders and the Underwriters an earnings statement satisfying the requirements of Section 11(a) of the 1933 Act and Rule 158 of the 1933 Act Regulations.

(f) Payment of Expenses. The Company agrees, whether or not this Agreement is terminated or the sale of the Notes to the Underwriters is consummated, to pay all fees, expenses, costs and charges in connection with: (i) the preparation, printing, filing, registration, delivery and shipping of the Registration Statement (including any exhibits thereto), any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus and any amendments or supplements thereto; (ii) the printing, producing, copying and delivering this Agreement, the Indenture, closing documents (including any compilations thereof) and any other agreements, memoranda, correspondence and other documents printed and delivered in connection with the offering, purchase, sale and delivery of the Notes; (iii) the services of the Company’s independent registered public accounting firm; (iv) the services of the Company’s counsel; (v) the qualification of the Notes under the securities laws of the several jurisdictions as provided in Section 4(l) hereof and the preparation, printing and distribution of a Blue Sky Memorandum (including the related reasonable fees and expenses of counsel to the Underwriters); (vi) any rating of the Notes by rating agencies; (vii) any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Notes (including related fees and expenses of counsel to the Underwriters); (viii) the services of the Trustee and any agent of the Trustee (including the fees and disbursements of counsel for the Trustee); (ix) any “road show” or other investor presentations relating to the offering of the Notes (including, without limitation, for meetings and travel); (x) the preparation, printing and distribution of one or more versions of the Preliminary Prospectus and the Prospectus for distribution in Canada (often in the form of a Canadian “wrapper” (including related fees and expenses of Canadian counsel to the Underwriters)); (xi) any Independent Underwriter (as defined in Section 7(f)); and (xii) otherwise incident to the performance of its obligations hereunder for which provision is not otherwise made in this Section 4(f). It is understood, however, that, except as provided in this Section 4(f) or Sections 7 and 9 hereof, the Underwriters will pay all of their own costs and expenses, including the fees and expenses of counsel to the Underwriters and any advertising expenses incurred in connection with the offering of the Notes. If the sale of the Notes provided for herein is not consummated by reason of acts of the Company or changes in circumstances of the Company pursuant to Section 9 of this Agreement which prevent this Agreement from becoming effective, or by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed or because any other condition of the Underwriters’ obligations hereunder is not fulfilled or if the Underwriters decline to purchase the Notes for any reason permitted under this Agreement (other than by reason of a default by any of the Underwriters pursuant to Section 9 or if the Underwriters terminate this Agreement under Section 9 of this Agreement), the Company will reimburse the Underwriters for all reasonable out-of-pocket disbursements (including fees and expenses of counsel to the Underwriters) incurred by the Underwriters in connection with any investigation or preparation made by them in respect of the marketing of the Notes or in contemplation of the performance by them of their obligations hereunder.

(g) Reporting Requirements. Until termination of the offering of the Notes, the Company will timely file all reports, documents and amendments to previously filed documents required to be filed by it pursuant to Section 12, 13(a), 13(c), 14 or 15(d) of the 1934 Act.

(h) Use of Proceeds. The Company will apply the net proceeds from the sale of the Notes as set forth in the most recent Preliminary Prospectus and the Prospectus.

(i) Restriction on Sale of Notes. Until 90 days following the Closing Time, the Company will not offer, sell, contract to sell or otherwise transfer or dispose of any debt securities of the Company or any warrants, rights or options to purchase or otherwise acquire debt securities of the Company substantially similar to the Notes (other than (i) the Notes and (ii) commercial paper issued in the ordinary course of business), without the prior written consent of the Representatives.

(j) Commission Filing Fees. The Company will pay the required Commission filing fees relating to the Notes within the time period required by Rule 456(b)(1) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations.

(k) Rule 430B(h). If required by Rule 430B(h) of the 1933 Act Regulations, the Company will prepare a prospectus in a form approved by the Representatives and file such prospectus pursuant to Rule 424(b) of the 1933 Act Regulations not later than may be required by such Rule; and the Company will make no further amendment or supplement to such prospectus that is not approved by the Representatives promptly after reasonable notice thereof.

(l) Blue Sky Qualifications. The Company will cooperate with the Underwriters and with counsel to the Underwriters in connection with the qualification of the Notes for offering and sale by the Underwriters and by dealers under the securities laws of Canada and such other jurisdictions as the Underwriters may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification and to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided, however, that in no event will the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to service of process in suits, other than for actions or proceedings arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject.

(m) Stabilization and Manipulation. The Company will not take, directly or indirectly, any action designed to cause or result in, or that might cause or result in, stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.

(n) Book-Entry Transfer. The Company will comply with all agreements set forth in the representation letters of the Company to DTC relating to the acceptance of the Notes for “book-entry” transfer through the facilities of DTC.

SECTION 5. Free Writing Prospectuses.

(a) The Company represents and warrants to, and agrees with, each Underwriter that (i) the Company has not made, and will not, make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus without the prior consent of the Representatives (which consent being deemed to have been given with respect to (A) the Final Term Sheet prepared and filed pursuant to Section 4(a) hereof and (B) any other Issuer Free Writing Prospectus identified on Schedule B hereto); (ii) each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the

1933 Act and the 1933 Act Regulations on the date of first use, and the Company has complied or will comply with any filing requirements applicable to such Issuer Free Writing Prospectus pursuant to Rule 433 of the 1933 Act Regulations; (iii) each Issuer Free Writing Prospectus will not, as of its issue date and through the time the Notes are delivered pursuant to Section 3 hereof, include any information that conflicts with the information contained in the Registration Statement, the most recent Preliminary Prospectus and the Prospectus; and (iv) each Issuer Free Writing Prospectus, when considered together with the information contained in the most recent Preliminary Prospectus, did not, as of the Applicable Time, does not, as of the date hereof, and will not, as of the Closing Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each Underwriter represents and warrants to, and agrees with, the Company and each other Underwriter that it has not made, and will not make any offer relating to the Notes that would constitute, and has not used or otherwise referred to and will not use or otherwise refer to, a “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations but excluding any road show that is a free writing prospectus) required to be filed with the Commission, without the prior consent of the Company and the Representatives.

(c) The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the most recent Preliminary Prospectus or the Prospectus or would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission.

SECTION 6. Conditions of Underwriters’ Obligations. The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any subsidiary of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement. The Prospectus shall have been filed with the Commission in a timely fashion in accordance with Section 4(a) hereof; all filings (including, without limitation, the Final Term Sheet) required by Rule 424(b) or Rule 433 of the 1933 Act Regulations shall have been made within the time periods prescribed by such Rules, and no such filings will have been made without the consent of the Representatives; no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, preventing or suspending the use of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus, or suspending the qualification of the Notes for offering or sale in any jurisdiction shall have been issued; no proceedings for the issuance of any such order shall have been initiated or threatened pursuant to Section 8A of the 1933 Act; no notice of objection of the Commission to use the Registration Statement or any post-effective amendment thereto shall have been received by the Company; and any request of the Commission for additional information (to be included in the Registration Statement or the Prospectus or otherwise) shall have been disclosed to the Representatives and complied with to the reasonable satisfaction of the Representatives.

(b) Opinion of Counsel for Company. At Closing Time, the Representatives shall have received (i) the opinion, dated as of Closing Time, of Baker & McKenzie LLP, counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, to the effect set forth in Exhibit A hereto and to such further effect as counsel to the Underwriters may reasonably request and (ii) the opinion, dated as of the Closing Time, of Baker & McKenzie, S.C., Mexican counsel for the Company, to the effect set forth in Exhibit B hereto.

(c) Opinion of Counsel for Underwriters. At Closing Time, the Representatives shall have received the opinion, dated as of Closing Time, of Weil, Gotshal & Manges LLP, counsel for the Underwriters, in form and substance satisfactory to the Representatives.

(d) Officers’ Certificate. The Representatives shall have received a certificate, dated as of the Closing Time, signed by the Chairman of the Board or the President or any Executive or Senior Vice President of the Company and by the Chief Financial Officer or the Chief Accounting Officer of the Company, each in his capacity as such officer, to the effect that: (i) the representations and warranties of the Company in this Agreement are true and correct, as if made at and as of the Closing Time, and the Company has complied with all the agreements and satisfied all the conditions on its part to be complied with or satisfied at or prior to the Closing Time; (ii) the Company has not received any notice that any stop order suspending the effectiveness of the Registration Statement has been issued or that any proceedings for any such purpose have been initiated or, to the knowledge of such officers, threatened; and the Company has not received any notice of any objection by the Commission to the use of the form of Registration Statement or any post-effective amendment thereto; (iii) all filings required by Rule 424(b) or Rule 433 of the 1933 Act Regulations have been made within the time periods prescribed by such Rules; (iv) the signers of such certificate have carefully examined the Registration Statement, the most recent Preliminary Prospectus, the Disclosure Package and the Prospectus, and any amendments or supplements thereto (including any documents incorporated or deemed to be incorporated by reference into the most recent Preliminary Prospectus and the Prospectus), and, in their opinion, the Registration Statement as of the Effective Date, the Disclosure Package, as of the Applicable Time, and the Prospectus, as of its date, did not and, at the Closing Time, do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (v) since the initial Effective Date of the Registration Statement, there has occurred no event required to be set forth in an amendment or supplement to the Registration Statement, the most recent Preliminary Prospectus or the Prospectus which has not been so set forth and there has been no document required to be filed under the 1933 Act and the 1933 Act Regulations or the 1934 Act and 1934 Act Regulations that upon such filing would be deemed to be incorporated by reference into the Registration Statement, the most recent Preliminary Prospectus or the Prospectus that has not been so filed; and (vi) no event referred to in Section 6(e) hereof has occurred.

(e) No Adverse Changes. Except as described in the most recent Preliminary Prospectus and the Prospectus, (i) neither the Company nor any of its Subsidiaries shall have sustained, since the date of the latest audited financial statements included or incorporated by reference in the most recent Preliminary Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree or (ii) since such date there shall not have been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of the Company and its Subsidiaries taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, in the good faith judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the offering of the Notes or on the terms and in the manner contemplated in the Prospectus.

(f) Accountants’ Comfort Letters. The Representatives shall have received from each of Ernst & Young LLP and KPMG LLP a letter in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(g) Bring-down Comfort Letters. At Closing Time, the Representatives shall have received from each of Ernst & Young LLP and KPMG LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(h) Additional Documents. Prior to or at the Closing Time, the Representatives shall have been furnished by the Company such additional documents and certificates as the Representatives or counsel for the Underwriters may reasonably request for the purpose of enabling them to pass upon the sale of the Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(i) Maintenance of Rating. Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded to the debt securities of the Company or any of its Subsidiaries by any “nationally recognized statistical rating organization” (as that term is defined in Rule 436(g)(2) of the 1933 Act Regulations), and (ii) no such organization shall have publicly announced that it has any such debt securities under surveillance or review with possible negative implications.

(j) Change in Financial Markets. Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a banking moratorium shall have been declared by federal or state authorities; (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States; or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the good faith judgment of the Representatives, impracticable or inadvisable to proceed with the offering of the Notes or on the terms and in the manner contemplated in the Prospectus.

All opinions, certificates, letters and documents referred to in this Section 6 will be in compliance with the provisions of this Agreement only if they are satisfactory in form and substance to the Representatives and to counsel for the Underwriters. The Company will furnish to the Representatives conformed copies of such opinions, certificates, letters and other documents in such number as the Representatives will reasonably request.

SECTION 7. Indemnification and Contribution.

(a) Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter from and against any loss, claim, damage or liability (or any action in respect thereof), joint or several, to which such Underwriter may become subject, under the 1933 Act or otherwise, insofar as such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, the Registration Statement or

Prospectus as amended or supplemented, any Issuer Free Writing Prospectus, any “issuer information” filed or required to be filed pursuant to Rule 433(d) of the 1933 Act Regulations or any “road show” (as defined in Rule 433) not constituting an Issuer Free Writing Prospectus (a “Non-Prospectus Road Show”) or (ii) the omission or alleged omission to state in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, the Registration Statement or Prospectus as amended or supplemented, any Issuer Free Writing Prospectus, any such issuer information or any Non-Prospectus Road Show, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses as reasonably incurred by such Underwriter in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action, notwithstanding the possibility that payments for such expenses might later be held to be improper, in which case such payments will be promptly refunded; provided, however, that the Company will not be liable under this Section 7(a) in any such case to the extent, but only to the extent, that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Representatives, on behalf of the Underwriters, expressly for use in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, the Registration Statement or Prospectus as amended or supplemented, any Issuer Free Writing Prospectus or any such issuer information (which information is specified in Section 12 hereof).

(b) Indemnification of Company. Each Underwriter severally, but not jointly, will indemnify and hold harmless the Company against any loss, claim, damage or liability (or any action in respect thereof) to which the Company may become subject, under the 1933 Act or otherwise, insofar as such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, the Registration Statement or Prospectus as amended or supplemented, any Issuer Free Writing Prospectus or any Non-Prospectus Road Show or (ii) the omission or alleged omission to state in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, the Registration Statement or Prospectus as amended or supplemented, any Issuer Free Writing Prospectus or any Non-Prospectus Road Show, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action notwithstanding the possibility that payments for such expenses might later be held to be improper, in which case such payments will be promptly refunded; provided, however, that such indemnification or reimbursement will be available in each such case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Representatives, on behalf of such Underwriter, expressly for use in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, the Registration Statement or Prospectus as amended or supplemented or any Issuer Free Writing Prospectus (which information is specified in Section 12 hereof).

(c) Actions against Parties; Notification. Promptly after receipt by any indemnified party under Section 7(a) or 7(b) above of notice of any claim or the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to so notify the indemnifying party will not relieve it from any liability which it may have under this Section 7 except to the extent it has been prejudiced in any material respect by such failure or from any liability which it may have to an indemnified party otherwise than under this Section 7. If any such claim or action will be brought against any indemnified party, and it notifies the indemnifying party thereof, the indemnifying party will be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party will not be liable to the indemnified party under Section 7(a) or 7(b) above for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, except that the Underwriters will have the right to employ counsel to represent the Underwriters who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Underwriters against the Company under Section 7(a) if (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Underwriters will have been advised by counsel that there may be one or more legal defenses available to the Underwriters which are different from or additional to those available to the Company and in the judgment of such counsel it is advisable for the Underwriters to employ separate counsel or (iii) the Company has failed to assume the defense of such action and employ counsel satisfactory to the Underwriters, in which event the fees and expenses of such separate counsel will be paid by the Company. No indemnifying party will (i) without the prior written consent of the indemnified parties (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to, or an admission of, fault, culpability or a failure to act b or on behalf of any indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent will not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) Contribution. If the indemnification provided for in Section 7(a) or 7(b) is unavailable or insufficient to hold harmless an indemnified party in respect of any loss, claim, damage or liability indemnified under Section 7(a) or 7(b) above, then each indemnifying party pursuant to such Section will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 7(a) or 7(b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, or actions in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand will be deemed to be in the same proportion as the total net proceeds from the offering of the Notes (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. Relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 7(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this Section 7(d).

The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in the first sentence of this Section 7(d) will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending against any action or claim which is the subject of this Section 7(d). Notwithstanding the provisions of this Section 7(d), no Underwriter will be required to contribute any amount in respect of such Underwriter’s indemnification obligation under Section 7(b) in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this Section 7(d) to contribute are several in proportion to their respective underwriting obligations and not joint. Each party entitled to contribution agrees that upon the service of a summons or other initial legal process upon it in any action instituted against it in respect to which contribution may be sought, it will promptly give written notice of such service to the party or parties from whom contribution may be sought, but the omission so to notify such party or parties of any such service will not relieve the party from whom contribution may be sought for any obligation it may have hereunder or otherwise (except as specifically provided in Section 7(c) above).

(e) Parties Entitled to Indemnification. The obligations of the Company under this Section 7 will be in addition to any liability that the Company may otherwise have, and will extend, upon the same terms and conditions set forth in this Section 7, to the respective officers and directors of the Underwriters and each person, if any, who controls any Underwriter within the meaning of the 1933 Act; and the obligations of the Underwriters under this Section 7 will be in addition to any liability that the respective Underwriters may otherwise have, and will extend, upon the same terms and conditions, to each director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company), to each officer of the Company who has signed the Registration Statement and to each person, if any, who controls the Company within the meaning of the 1933 Act.

(f) Indemnification of Independent Underwriter. Without limitation of and in addition to its obligations under the other paragraphs of this Section 7, the Company agrees to indemnify and hold harmless Deutsche Bank Securities Inc. (in the capacity described in this paragraph, the “Independent Underwriter”), its directors, officers and employees and each person who controls Independent Underwriter within the meaning of Section 15 of the 1933 Act from and against any and all loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of the Notes) to which the Independent Underwriter, director, officer, employee or controlling person may become subject, under the 1933 Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, the Independent Underwriter’s acting as a “qualified independent underwriter” (within the meaning of NASD Conduct Rule 2720) in connection with the offering contemplated by this Agreement, and agrees to reimburse each such indemnified party promptly upon demand for any legal or other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from the gross negligence or willful misconduct of the Independent Underwriter. If the indemnification provided for in this Section 7(f) is unavailable to hold the Independent Underwriter harmless in respect of any loss, claim, damage or liability indemnified under this Section 7(f), then the Company will, in lieu of indemnifying the Independent Underwriter, contribute to the amount paid or payable by the Independent Underwriter as a result of the losses, claims, damages or liabilities referred to in Section 7(f): (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Independent Underwriter on the other hand from the services of the Independent Underwriter or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Independent Underwriter on the other hand in connection with the activities of the Independent Underwriter that resulted in such losses, claims, damages or liabilities, or actions in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Independent Underwriter with respect to its activities as such shall, for purposes of this Section 7(f), be deemed to be equal to the compensation received by the Independent Underwriter for acting in such capacity, if any. In addition, notwithstanding the provisions of this Section 7(f) but without limiting the Independent Underwriter’s indemnification and contribution obligations under Section 7(b) or 7(d), the Independent Underwriter shall not be required to contribute any amount in excess of the compensation received by the Independent Underwriter for acting in such capacity.

SECTION 8. Substitution of Underwriters. If any Underwriter defaults in its obligation to purchase the principal amount of the Notes which it has agreed to purchase under this Agreement, the non-defaulting Underwriters will be obligated to purchase (in the respective proportions which the principal amount of the Notes set forth opposite the name of each non-defaulting Underwriter in Schedule A hereto bears to the total principal amount of the Notes less the principal amount of the Notes the defaulting Underwriter agreed to purchase set forth in Schedule A hereto) the principal amount of the Notes which the defaulting Underwriter agreed but failed to purchase; except that the non-defaulting Underwriters will not be obligated to purchase any of the Notes if the total principal amount of the Notes which the defaulting Underwriter or Underwriters agreed but failed to purchase exceed 9.09% of the total principal amount of the Notes, and any non-defaulting Underwriters will not be obligated to purchase more than 110% of the principal amount of the Notes set forth opposite its name in Schedule A hereto. If the foregoing maximums are exceeded, the non-defaulting Underwriters, and any other underwriters satisfactory to the Representatives who so agree will have the right, but will not be obligated, to purchase (in such proportions as may be agreed upon among them) all of the Notes. If the non-defaulting Underwriters or the other underwriters satisfactory to the Representatives do not elect to purchase the Notes that the defaulting Underwriter or Underwriters agreed but failed to purchase within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except for the indemnity and contribution agreements of the Company and the Underwriters contained in Section 7 of this Agreement. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter pursuant to this Section 8.

If the non-defaulting Underwriters or the other underwriters satisfactory to the Representatives are obligated or agree to purchase the Notes of a defaulting Underwriter, the Representatives may postpone the Closing Time for up to seven full business days in order that the Company may effect any changes that may be necessary in the Registration Statement or the Prospectus or in any other document or agreement, and the Company agrees to file promptly any amendments or any supplements to the Registration Statement or Prospectus which, in the good faith opinion of the Representatives, may thereby be made necessary.

Nothing contained herein will relieve a defaulting Underwriter of any liability it may have for damages caused by its default.

SECTION 9. Termination of Agreement. Until the Closing Time, this Agreement may be terminated by the Representatives on behalf of the Underwriters by giving notice as hereinafter provided to the Company if (i) the Company will have failed, refused or been unable, at or prior to the Closing Time, to perform any agreement on its part to be performed hereunder, (ii) any of the events described in Sections 6(e), 6(i) and 6(j) of this Agreement, shall have occurred, or (iii) any other condition to the

Underwriters’ obligations hereunder is not fulfilled. Any termination of this Agreement pursuant to this Section 9 will be without liability on the part of the Company or any Underwriter, except as otherwise provided in Sections 4(f) and 7 hereof.

Any notice referred to above may be given at the address specified in Section 11 of this Agreement in writing or by telegraph or telephone, and if by telegraph or telephone, will be immediately confirmed in writing.

SECTION 10. Survival of Certain Provisions. The agreements contained in Section 7 of this Agreement and the representations, warranties and agreements of the Company contained in Sections 1 and 4 of this Agreement will survive the delivery of the Notes to the Underwriters hereunder and will remain in full force and effect, regardless of any investigation made by or on behalf of any indemnified party.

SECTION 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to Lehman Brothers Inc., as Representatives of the Underwriters, 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (Fax: 646-497-4815), with a copy, in the case of any notice pursuant to Section 7(c), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 399 Park Avenue, 10th Floor, New York, New York 10022 (Fax: 212-520-0421); and notices to the Company shall be directed to it at 4845 US Hwy 271 N., Pittsburg, Texas 75686-0093, Attention: Richard A. Cogdill (Fax: 903-434-1392) with a copy, in the case of any notice pursuant to Section 7(c), to Baker & McKenzie LLP, 2300 Trammell Crow Center, 2001 Ross Avenue, Dallas, TX 75201, Attention: Alan G. Harvey, Esq.

SECTION 12. Information Furnished by Underwriters. The Underwriters severally confirm that the information appearing and to appear in the list of names of each of the Underwriters under the caption “Underwriting” in the most recent Preliminary Prospectus and the Prospectus and the statements in the first paragraph under the caption “Underwriting—Commissions and Expenses,” the second and third sentences of the section entitled “Underwriting—Liquidity of the Trading Market,” and the first paragraph (including the bullet points in such paragraph) and the third sentence of the second paragraph under the caption “Underwriting—Stabilization, Short Positions and Penalty Bids” in the most recent Preliminary Prospectus and the Prospectus constitute the only written information furnished to the Company by the Representatives on behalf of the Underwriters.

SECTION 13. Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering of the Notes that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

SECTION 14. Nature of Relationship. The Company acknowledges and agrees that in connection with the offering and the sale of the Notes or any other services the Underwriters may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters: (i) no fiduciary or agency relationship between the Company and any other person, on the one hand, and the Underwriters, on the other hand, exists; (ii) the Underwriters are not acting as advisors, experts or otherwise, to the Company, including, without limitation, with respect to the determination of the public offering price of the Notes, and such relationship between the Company, on the one hand, and the Underwriters, on the other hand, is entirely and solely a commercial relationship, based on arms-length negotiations; (iii) any duties and obligations that the Underwriters may have to the Company shall be limited to those duties and obligations specifically stated herein; and (iv) the Underwriters and their respective affiliates may have interests that differ from those of the Company. The Company hereby waives any claims that the Company may have against the Underwriters with respect to any breach of fiduciary duty in connection with this offering.

SECTION 15. Parties. This Agreement will inure to the benefit of and be binding upon the several Underwriters, the Company and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (a) the indemnities of the Company contained in this Agreement will also be deemed to be for the benefit of the person or persons, if any, who control any Underwriter within the meaning of Section 15 of the 1933 Act and (b) the indemnification agreement of the Underwriters contained in Section 7 of this Agreement will be deemed to be for the benefit of directors of the Company, officers of the Company who signed the Registration Statement and any person controlling the Company within the meaning of Section 15 of the 1933 Act. Nothing in this Agreement will be construed to give any person, other than the persons referred to in this paragraph, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

SECTION 16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 17. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 19. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[The Remainder of this Page Is Intentionally Left Blank]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company in accordance with its terms.

Very truly yours,

PILGRIM’S PRIDE CORPORATION

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

CONFIRMED AND ACCEPTED,
as of the date first above written:

LEHMAN BROTHERS INC.

By:	/s/ John C. Cokinos
Name:	John C. Cokinos
Title:	Managing Director
CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ali R. Mehdi
Name:	Ali R. Mehdi
Title:	Director

As Representatives and on behalf of the several Underwriters named in Schedule A hereto

SIGNATURE PAGE TO UNDERWRITING AGREEMENT

SCHEDULE A

Name of Underwriter	Aggregate Principal Amount of Senior Notes	Aggregate Principal Amount of Subordinated Notes
Lehman Brothers Inc.	$186,666,666.67	$116,666,666.67
Credit Suisse Securities (USA) LLC	93,333,333.33	58,333,333.33
BMO Capital Markets Corp.	24,000,000.00	15,000,000.00
Deutsche Bank Securities Inc.	24,000,000.00	15,000,000.00
J.P. Morgan Securities Inc.	24,000,000.00	15,000,000.00
Banc of America Securities LLC	16,000,000.00	10,000,000.00
Stephens Inc.	16,000,000.00	10,000,000.00
Stifel, Nicolaus & Company, Incorporated	16,000,000.00	10,000,000.00

Total	$400,000,000.00	$250,000,000.00

SCHEDULE B

Issuer Free Writing Prospectuses

•	Issuer Free Writing Prospectus, dated January 19, 2007, relating to the Notes, as filed pursuant to Rule 433 under the 1933 Act and attached as Schedule C hereto.

SCHEDULE C

Form of Issuer Free Writing Prospectus

[See attached]

Filed pursuant to Rule 433

Registration Statement No. 333-130113

January 19, 2007

Issuer Free Writing Prospectus

Dated January 19, 2007

$650,000,000

Pilgrim’s Pride Corporation

$400,000,000 7 5/8% Senior Notes due 2015

$250,000,000 8 3/8% Senior Subordinated Notes due 2017

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement, dated January 12, 2007, relating to the securities offered thereby.

Pilgrim’s Pride Corporation is offering $400,000,000 of our 7 5/8% Senior Notes due 2015 (“Senior Notes”) and $250,000,000 of our 8 3/8% Senior Subordinated Notes due 2017 (“Subordinated Notes” and, together with the Senior Notes, “notes”) under an effective shelf registration statement on file with the Securities and Exchange Commission as described in our preliminary prospectus supplement dated January 12, 2007 relating to the offering.

In connection with the pricing of the notes, Pilgrim’s Pride increased the aggregate principal amount of the notes being offered from $450,000,000 to $650,000,000. This free writing prospectus includes the following information, which supplements or otherwise supersedes the corresponding parts of the preliminary prospectus supplement:

(a)	a pricing term sheet setting forth the terms of the Senior Notes and Subordinated Notes; and

(b)	the section of the preliminary prospectus supplement under the caption “Use of Proceeds”

You should read this free writing prospectus together with the preliminary prospectus supplement.

Pilgrim’s Pride Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the company has filed with the SEC for more complete information about the company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Pilgrim’s Pride Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-888-603-5847.

Joint Book-Running Managers

LEHMAN BROTHERS		CREDIT SUISSE

Senior Co-Managers

BMO CAPITAL MARKETS	DEUTSCHE BANK SECURITIES	JPMORGAN

Co-Managers

BANC OF AMERICA SECURITIES LLC	STEPHENS INC.	STIFEL NICOLAUS

Schedule C-2

Pricing Term Sheet

7 5/8% Senior Notes due 2015

Issuer	Pilgrim’s Pride Corporation

Issue	Senior Notes

Maturity	May 1, 2015

Amount	$400,000,000

Coupon	7 5/8%

Price	100.00%

Yield to Maturity	7 5/8%

Interest Payment Dates	May 1 and November 1, commencing November 1, 2007

Call Feature	The notes will be non-callable prior to May 1, 2011, then callable beginning on May 1 of the years indicated below: 2011 at 103.813% 2012 at 101.906% 2013 and thereafter at 100.00%

Equity Clawback	Prior to May 1, 2010, the Company may redeem up to 35% of the notes with the proceeds of equity offerings at 107 5/8%

Change of Control Put Price	101%

Trade Date	January 19, 2007

Settlement Date	January 24, 2007 (T+3)

Ratings	B1/B

Underwriting discount and commission	1.673077%

Proceeds (before expenses) to Pilgrim’s Pride	$393,307,692

Book-Running Managers	Lehman Brothers, Credit Suisse

Co-Managers	BMO Capital Markets, Deutsche Bank Securities, JPMorgan, Banc of America Securities LLC, Stephens Inc., Stifel Nicolaus

CUSIP	721467 AE 8

ISIN	US721467 AE 84

Schedule C-3

8 3/8% Senior Subordinated Notes due 2017

Issuer	Pilgrim’s Pride Corporation

Issue	Senior Subordinated Notes

Maturity	May 1, 2017

Amount	$250,000,000

Coupon	8 3/8%

Price	100.00%

Yield to Maturity	8 3/8%

Interest Payment Dates	May 1 and November 1, commencing November 1, 2007

Call Feature	The notes will be non-callable prior to May 1, 2012, then callable beginning on May 1 of the years indicated below:

2012 at 104.188% 2013 at 102.792% 2014 at 101.396% 2015 and thereafter at 100.00%

Equity Clawback	Prior to May 1, 2010, the Company may redeem up to 35% of the notes with the proceeds of equity offerings at 108 3/8%

Change of Control Put Price	101%

Trade Date	January 19, 2007

Settlement Date	January 24, 2007 (T+3)

Ratings	B2/B

Underwriting discount and commission	1.673077%

Proceeds (before expenses) to Pilgrim’s Pride	$245,817,308

Book-Running Managers	Lehman Brothers, Credit Suisse

Co-Managers	BMO Capital Markets, Deutsche Bank Securities, JPMorgan, Banc of America Securities LLC, Stephens Inc., Stifel Nicolaus

CUSIP	721467 AF 5

ISIN	US721467 AF 59

Schedule C-4

Affiliates of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, the joint-book running managers of this offering, are lenders under our bridge loan facility and holders of certain of our 9 1/4% Senior Subordinated Notes due 2013 and as such will receive most of the net proceeds of this offering, which will be used in part to repay outstanding amounts under our bridge loan facility and to repurchase those notes.

The section of the preliminary prospectus supplement entitled “Use of Proceeds” and other disclosures set forth throughout the preliminary prospectus supplement are updated to reflect (i) the increase in the size of the offering from an aggregate principal amount of notes of $450,000,000 to $650,000,000, (ii) the use of the additional proceeds to repay approximately $75,655,000 of existing subordinated indebtedness plus accrued interest and to repay approximately $102,700,000 of indebtedness under our revolving/term credit facility, (iii) the allocation of the notes to $400,000,000 of Senior Notes and $250,000,000 of Subordinated Notes and (iv) the actual interest rates of the notes instead of an assumed interest rate, and the “Use of Proceeds” section is restated to read in its entirety as set forth below:

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes to be $638.1 million, after deducting estimated fees and expenses. We intend to use those proceeds to repay $450.0 million of indebtedness outstanding under our senior unsecured term loan agreement with Lehman Commercial Paper Inc., as the administrative agent and a lender, Lehman Brothers Inc., as joint lead arranger and joint book-running manager, Credit Suisse Securities (USA) LLC, as joint lead arranger and joint book-running manager, and Credit Suisse Cayman Islands Branch, as syndication agent and a lender, dated as of November 29, 2006, as amended (the “Bridge Loan Agreement”), to repay $75.7 million aggregate principal amount of our 9 1/4% Senior Subordinated Notes due 2013 for an aggregate purchase price of $83.0 million plus accrued interest and to repay approximately $102.7 million of indebtedness under our revolving/term credit facility. The Bridge Loan Agreement provides for an aggregate term loan commitment of $450.0 million, which was borrowed in full as of January 3, 2007 and used to finance a portion of the purchase price for the Gold Kist acquisition. The loans under the Bridge Loan Agreement initially accrue interest at a rate per annum equal to LIBOR plus 2.75%. Loans under the Bridge Loan Agreement mature on the first anniversary of the Gold Kist acquisition. The Senior Subordinated Notes are scheduled to mature on November 15, 2013 and accrue interest at a rate of 9 1/4% per annum. The loans under the revolving/term credit facility have a final maturity on September 21, 2016. The outstanding revolving loans under the revolving/term credit facility bear interest ranging from 7.07% to 7.072% per annum. The proceeds of the revolving loans were used to finance a portion of the purchase price of the Gold Kist acquisition. See “Description of Other Indebtedness.”

Because affiliates of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC are lenders under the Bridge Loan Agreement and holders of certain of our 9 1/4% Senior Subordinated Notes due 2013, such affiliates will receive most of the net proceeds of this offering. See “Underwriting—Other Relationships/NASD Conduct Rules.”

Additional Disclosure:

The following information supplements the disclosure contained in the preliminary prospectus supplement dated January 12, 2007 under the first paragraph of each of “Description of Notes—Description of the Senior Notes—Certain Covenants—Restricted Payments” and “Description of Notes—Description of the Subordinated Notes—Certain Covenants—Restricted Payments”:

As of the date of this prospectus supplement, the Company estimates that the amount available under the preceding provisions to make Restricted Payments would be approximately $204.0 million.

Schedule C-5

SCHEDULE D

List of Subsidiaries

1.	Comercializadora de Carnes de Mexico, S. de R. L. DE C.V.

2.	Incubadora Hidalgo, S. DE R.L. DE C.V.

3.	Inmobiliaria Avicola Pilgrim’s Pride, S. de R. L. de C.V.

4.	Pilgrim’s Pride, S. de R. L. de C.V.

5.	Gallina Pesada S.A. de C.V. (52% owned by Incubadora Hidalgo S. de R.L. de C.V.)

6.	Pilgrim’s Pride Funding Corporation

7.	PPC of Delaware Business Trust

8.	PPC Marketing, Ltd.

9.	Pilgrim’s Pride Affordable Housing Corporation

10.	Grupo Pilgrim’s Pride Funding Holdings S. de R.L. de C.V.

11.	Grupo Pilgrim’s Pride Funding S. de R.L. de C.V.

12.	Valley Rail Service, Inc.

13.	Pilgrim’s Pride of Nevada, Inc.

14.	Servicios Administrativos Pilgrim’s Pride, S. de R. L. de C.V.

15.	PFS Distribution Company

16.	Mayflower Insurance Company, Ltd.

17.	Pilgrim’s Pride Corporation of West Virginia, Inc.

18.	PPC Transportation Company

19.	Pilgrim’s Turkey Company, LLC

20.	Avicola Pilgrim’s Pride de Mexico, S. de R. L. de C.V.

21.	PPC of Delaware, Inc.

22.	Pilgrim’s Pride Corporation of Georgia, Inc.

23.	Agra Trade Financing, Inc.

24.	AgraTech Seeds, Inc.

25.	Agvestments, Inc.

26.	Cross Equipment Company, Inc.

27.	GK Finance Corporation

28.	GK Insurance Company

29.	Luker, Inc.

31.	Pilgrim’s Pride, LLC

32.	Pilgrim’s Pride Luxembourg Funding S.A.R.L.

33.	POPPSA 3, LLC

34.	POPPSA 4, LLC

35.	To-Ricos, Ltd.

36.	To-Ricos Distribution, Ltd.

37.	GC Properties, GP (54% owned by Pilgrim’s Pride Corporation of Georgia, Inc.)

Exhibit A

FORM OF OPINION OF COMPANY’S COUNSEL

TO BE DELIVERED PURSUANT TO SECTION 6(b)

Exhibit B

FORM OF OPINION OF COMPANY’S MEXICO COUNSEL

TO BE DELIVERED PURSUANT TO SECTION 6(b)